Exhibit 99.1

The Stephan Co. Announces Receipt of

AMEX Warning Letter

FOR IMMEDIATE RELEASE Fort Lauderdale, Florida, April 14, 2004 – The Stephan Co. (AMEX: TSC) announced today that it had received a warning letter from the American Stock Exchange regarding the Company’s non-compliance with one of AMEX’s continued listing standards as a result of its failure to hold an annual meeting of stockholders as required by Section 704 of the AMEX Company Guide, as has been previously disclosed to stockholders in all filings since the Annual Report on Form 10-K for the 2002 fiscal year. The AMEX letter notes that its Company Guide authorizes the staff of the American Stock Exchange to issue warning letters to companies with respect to minor violations of its corporate governance requirements. In connection with its review of this matter, the AMEX has also requested certain additional information from the Company. The Company intends to cooperate fully with the AMEX and provide such information promptly.

As indicated in the Company’s previous periodic filings since its Annual Report on Form 10-K for the 2002 fiscal year, the failure to hold an annual meeting was due, in large part, to the extended and delayed time-frame of the pending “going private” transaction.

Yesterday, the Company filed with the SEC revised preliminary proxy statement materials which included a proposal to hold an annual meeting of its stockholders to obtain approval for the previously disclosed “going private” merger transaction, and in the alternative and only if the proposed transaction is not approved, the Company’s stockholders will be asked to elect a slate of directors and to ratify the appointment of the Company’s independent certified public accountants. The date of the annual meeting will be determined upon the completion of the regulatory review of the proxy statement materials.

The Stephan Co. is primarily engaged in the manufacturing, selling and distribution of hair care and personal care grooming products on both wholesale and retail level.

This report contains certain statements, including statements regarding the conditions to the merger as well as the approval of the proposed transaction by various parties, that are “forward-looking statements” within the meaning of the Private Securities Reform Act of 1995 that represent the expectations or beliefs of Stephan concerning future results. Investors are cautioned that reliance on forward-looking statements involves risks and uncertainties, and although Stephan believes that the assumptions on which the forward-looking statements contained herein are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based upon those assumptions also could be incorrect. Factors that might affect such forward- looking statements include, among others, Stephan’s ability to come into compliance with AMEX’s continued listing requirements, which depend on many factors, overall economic and business conditions, the demand for our products, competitive factors in the industry, and regulatory approvals of the merger. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in The Stephan Co. filings with the Securities and Exchange Commission.

FOR MORE INFORMATION, CONTACT:

The Stephan Co.

1850 West McNab Road

Fort Lauderdale, Florida 33309

Attn: David A. Spiegel